Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 21, 2022, relating to the consolidated financial statements and internal control over financial reporting of Stitch Fix, Inc., appearing in the Annual Report on Form 10-K of Stitch Fix, Inc. for the year ended July 30, 2022.

/s/ Deloitte & Touche LLP

San Francisco, California
September 21, 2022